Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 30, 2024 (the “Effective Date”), by and between Volcon, Inc., a Delaware corporation (the “Company”) having its principal place of business at 3121 Eagles Nest Street, Suite 120, Round Rock, TX 78665, and Greg Endo (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”) having his office at such location of his choosing.

WITNESSETH:

WHEREAS, the Company desires to retain Executive as the Company’s Chief Financial Officer (“CFO”) and Executive Vice-President commencing on the Effective Date, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CFO and Executive Vice-President. Executive shall report directly to the Board of Directors.

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board of Directors of the Company (the “Board”) shall determine from time to time such other duties as may be assigned to him. Executive agrees to carry out and abide by such directions of the Board.

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executives responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $300,000 in accordance with the Company’s normal payroll procedures, effective as of the Effective Date. Executive agrees that for the period from the Effective Date until December 31, 2024, that he will voluntarily reduce his salary to $238,500. The Compensation Committee shall review the Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b) Annual Bonus. Commencing with the year ending December 31, 2024, Executive will be entitled to receive an annual cash bonus (the “Annual Bonus”), payable with respect to each compensation year of the Term subsequent to the issuance of the Company’s final audited financial statements for such year. The target Annual Bonus for the year ending December 31, 2024 will be 50% of Base Salary. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has not been established or has been dissolved), based on criteria established by the Compensation Committee of the Board (or the Board, if such committee has not been established or has been dissolved).

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(c) Annual Option Grant. For each year during the Term, Executive will be entitled to receive an annual option grant under the Volcon, Inc. 2021 Stock Plan, or any future stock plans approved by the Company’s stockholders (the “Stock Plan”) (the “Annual Grant”), subject to the availability of shares of common stock under the Stock Plan, within ninety (90) days of the completion of such compensation year, provided Executive is employed by the Company on such date. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of, the Compensation Committee (or the Board, if such committee has not been formed or has been dissolved), based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has not been formed or has been dissolved). The Annual Grant shall be made pursuant to the Stock Plan, and shall in all respects be subject to the terms and conditions of such plan. For 2024, the Annual Grant shall (i) be issued after the date of the Company’s 2024 annual meeting and on or prior to the date the Company issues equity compensation to any other executive officers or members of the Board; (ii) be for a number of shares equal to 4% of the fully diluted number of shares of Company common stock outstanding on the date of grant and shall vest on the earlier of one year after issuance or on the date when at least 90% of the Company’s convertible promissory notes outstanding on the date hereof are no longer outstanding; (iii) have an exercise price equal to the closing price of the Common Stock on the date of issuance; and (iv) shall be subject to the approval by the Company’s shareholders to increase the number of shares of common stock available for issuance under the Stock Plan.

(d) Change of Control Payment. Executive shall be entitled to a transaction bonus equal to 5% of the gross proceeds, as determined in good faith by the Board, from any merger, sale or change of control transaction (“Transaction”) entered by the Company during the Term and for a period of up to 6 months thereafter; provided that if Executive is terminated for Cause (as defined below) or if Executive voluntarily resigns prior to the consummation of the Transaction, then Executive shall have no right to the payment set forth herein.

(e) Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement, including without limitation all travel expenses to and from his designated office as set forth in the opening paragraph of this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive, and in no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

3. Benefits.

(a) Vacation and Sick Leave. Executive shall be entitled to three (3) weeks of vacation per year and ten (10) days of sick leave per year, which shall accrue at a pro rata rate per pay period.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4. Term. The term of employment under this Agreement (the “Term) shall initially be for a one-year period commencing on the Effective Date (unless ending earlier pursuant to Section 5) and shall be automatically extended for additional consecutive twelve (12)-month periods on the anniversary of the Effective Date and each subsequent anniversary thereof, unless and until the Company or Executive provides written notice to the other party not less than ninety (90) days  before such anniversary date that such party is electing not to extend the Term, in which case the Term shall end at the expiration of the Term as last extended, unless sooner terminated as set forth below. Following any such notice by the Company of its election not to extend the Term, Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term, Executive shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without Cause as described in Section 6(a) and Section 6(d).

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5. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 11 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have ten (10) days to cure such breach.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) with ninety (90) days prior written notice, at any time Without Cause for any or no reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 11 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the CEO and President of the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the CEO and President of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; or (iii) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of the initial existence of the condition, and with respect to subsection (iii) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice and Executive terminates employment for such notice within thirty (30) days after such cure period has expired if the breach was curable and has not been remedied.

(c) Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the compensation year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 2(d), and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

6. Severance.

(a) Subject to Section 6(b) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to (i) 6 months of Executive's Base Salary, and (ii) 100% of the target Annual Bonus for the compensation year in which such termination occurs. Such severance payment shall be paid in 6 equal monthly payments commencing with the first payroll following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within fifty-five (55) days of termination.

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(b) If Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, and such termination occurs within six (6) months prior to a Change in Control or within twelve (12) months after the Change in Control, Executive shall be entitled to receive, in addition to any severance pursuant to Section 6(a) above, an additional 6 months of Executive’s Base Salary (for a total of 12 months) in addition to the compensation of Section 2(d).

(c) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

7. Confidentiality Agreement.

(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Nothing herein shall prohibit Executive from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation. However, if Executive is required by subpoena or other legal process to disclose Confidential Information, Executive first shall notify the Company promptly upon receipt of the subpoena or other notice and allow the Company the opportunity to obtain a protective order or other appropriate remedy, unless otherwise prohibited by law.

(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

(c) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

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(d) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e) During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f) Executive agrees to cooperate fully with the Company, both during and for 12 months after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

8. Non-solicitation. Executive agrees that, during the Term and until 12 months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities, or induce any such employee to terminate his or his employment with the Company or any of its Affiliated Entities.

9. Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

10. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7 and 8 of this Agreement.

11. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Greg Endo

***

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If to the Company, to:

Volcon, Inc.

3121 Eagles Nest Street, Suite 120,

Round Rock, TX 78665

Attention: John Kim

With a copy to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

12. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

14. Indemnification. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company. Within 30 days of the date of this Agreement, the Company agrees to place into escrow funds in an amount equal to the most recent renewal premium to continue the current director and officer liability insurance coverage for a period of 12 months from the date of the current termination of such coverage. The Company shall enter into an agreement to indemnify the Executive which agreement shall survive upon termination of this Agreement for any reason.

15. Clawback and Recoupment Policy. The Executive acknowledges and agrees that the compensation paid pursuant to this Agreement shall be subject to any reasonable clawback or recoupment policy, which the Company may put in force to comply with any regulations and exchange standards, that the Company may have in effect from time to time.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Travis County, Texas.

17. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

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18. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19. Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

VOLCON, INC.

	By:	/s/ Christian Okonsky
Name: Christian Okonsky Title: Chairman of the Board
Agreed to and Accepted:

/s/ Greg Endo
Greg Endo
Date: January 30, 2024

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Appendix A

None

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